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                                                                   EX-99.B(1)(c)

                          MANAGED MUNICIPAL FUND, INC.

                             ARTICLES SUPPLEMENTARY

         MANAGED MUNICIPAL FUND, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:

                  FIRST:   The Corporation's Board of Directors in
accordance with Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution designating the Corporation's classified forty million (40,000,000) shares of Common Stock, par value $.001 per share, having an aggregate value of $40,000.00, as follows: fifteen million (15,000,000) shares are designated "Flag Investors Managed Municipal Fund
Class A Shares" (the "Class A Shares"), two million, five hundred thousand (2,500,000) shares are designated "Flag Investors
Managed Municipal Fund Class B Shares" (the "Class B Shares"), twenty million (20,000,000) shares are designated "ISI Managed Municipal Fund Shares" (the "ISI Shares"), five hundred thousand (500,000) shares are designated "Flag Investors Managed Municipal Fund Class D Shares" (the "Class D Shares") and two million (2,000,000) shares remain undesignated.

                  SECOND: Immediately before the designation of the Class D Shares pursuant to these Articles Supplementary, the Corporation was authorized to issue forty million (40,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of $40,000.00, of which fifteen million (15,000,000) shares were designated "Flag Investors Managed Municipal Fund Class A Shares", two million (2,000,000) shares were designated "Flag Investors Managed Municipal Fund Class B Shares" and renamed "Flag Investors Managed Municipal Fund Class
D Shares" by the Corporation's Board of Directors as authorized in the Corporation's Articles of Incorporation, twenty million (20,000,000) shares were designated "ISI Managed Municipal Fund Shares" and three million (3,000,000) shares remained undesignated.

                  THIRD:   The Corporation is registered as an open-end
investment company under the Investment Company Act of 1940, as amended.


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                  IN WITNESS WHEREOF, Managed Municipal Fund, Inc. has
caused these Articles Supplementary to be executed by one of its Vice Presidents and its corporate seal to be affixed and attested by its Secretary on this 31st day of December, 1994.
[CORPORATE SEAL]



                                    MANAGED MUNICIPAL FUND, INC.



                                    By:  /s/ Edward J. Veilleux
                                         ----------------------------------
                                         Vice President


                                    Attest: /s/ Brian C. Nelson
                                         ----------------------------------
                                               Secretary



                  The undersigned, Vice President of MANAGED MUNICIPAL FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing
Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                         /s/ Edward J. Veilleux
                                         ----------------------------------
                                        Edward J. Veilleux